PROSPECTUS SUPPLEMENT
(To Prospectus dated December 28, 2022, as supplemented on January 3, 2023)
Filed Pursuant to Rule 424(b)(2)
Registration Statement
No. 333-267429
BLACKROCK DEBT STRATEGIES FUND, INC.
Up to 16,000,000 Shares of Common Stock

BlackRock Debt Strategies Fund, Inc. (the “Fund,” “we,” “us” or “our”) is offering for sale up to 16,000,000 of our common stock, $0.10 par value per share (“common shares”). Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “DSU.” As of the close of business on January 12, 2023, the last reported net asset value per share of our common shares was $
10.64
and the last reported sales price per share of our common shares on the NYSE was $
9.59
.
The Fund is a diversified,
closed-end
management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Fund’s primary investment objective is to seek to provide current income by investing primarily in a diversified portfolio of U.S. companies’ debt instruments, including senior and subordinated corporate loans, both secured and unsecured (“Corporate Loans”), which are rated in the lower rating categories of the established rating services (Baa or lower by Moody’s Investors Service, Inc. (“Moody’s”) or BBB or lower by Standard & Poor’s Ratings Services (“Standard & Poor’s” or “S&P”)) or unrated debt instruments which are in the judgment of the Fund’s investment advisor, BlackRock Advisors, LLC (the “Advisor”), to be of equivalent quality. Debt securities rated below investment grade commonly are referred to as “junk bonds.” As a secondary objective, the Fund will seek to provide capital appreciation. BlackRock International Limited serves as sub-advisor
to the Fund (the
“Sub-Advisor”).
The Fund has entered into a distribution agreement dated January 13, 2023 (the “Distribution Agreement”) with BlackRock Investments, LLC (the “Distributor”), an affiliate of the Advisor, to provide for distribution of the Fund’s common shares. The Distributor has entered into a sub-placement agent
agreement dated January 13, 2023
(the “Sub-Placement Agent
Agreement”) with UBS Securities LLC
(the “Sub-Placement
Agent”) with respect to the Fund relating to the common shares offered by this Prospectus Supplement and the accompanying prospectus dated December 28, 2022, as supplemented on January 3, 2023 (the “Prospectus”). In accordance with the terms of the
Sub-Placement Agent
Agreement, the Fund may offer and sell its common shares from time to time through the Sub-Placement Agent
as
sub-placement agent
for the offer and sale of its common shares. Under the Investment Company Act, the Fund may not sell any common shares at a price below the current net asset value of such common shares, exclusive of any distributing commission or discount.
Sales of our common shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.
The Fund will compensate the Distributor with respect to sales of common shares at a commission rate of 1.00% of the gross proceeds of the sale of the Fund’s common shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent
at a rate of up to 0.80% of the gross sales proceeds of the sale of the Fund’s common shares sold by the Sub-Placement Agent.
In connection with the sale of the common shares on the Fund’s behalf, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.

Investing in the Fund’s common shares involves certain risks, including risks of leverage, which are described in the “Risks” section beginning on page 59 of the accompanying Prospectus and the “Leverage” section beginning on page 54 of the accompanying Prospectus.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
January 13, 2023

This Prospectus Supplement, together with the accompanying Prospectus, sets forth concisely the information about the Fund that a prospective investor should know before investing. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information, before deciding whether to invest in the common shares. You should retain the accompanying Prospectus and this Prospectus Supplement for future reference. A Statement of Additional Information, dated December 28, 2022 (the “SAI”), containing additional information about the Fund, has been filed with the Securities and Exchange Commission (“SEC”) and, as amended from time to time, is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may call (800)
882-0052,
visit the Fund’s website (
http://www.blackrock.com
) or write to the Fund to obtain, free of charge, copies of the SAI and the Fund’s semi-annual and annual reports, as well as to obtain other information about the Fund or to make shareholder inquiries. The SAI, as well as the Fund’s semi-annual and annual reports, are also available for free on the SEC’s website (http://www.sec.gov). You may also
e-mail
requests for these documents to publicinfo@sec.gov. Information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus Supplement or the accompanying Prospectus.
You should not construe the contents of this Prospectus Supplement and the accompanying Prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Fund.
The Fund’s common shares do not represent a deposit or an obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Neither the Fund nor the underwriters have authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to BlackRock Debt Strategies Fund, Inc., a Maryland corporation.
TABLE OF CONTENTS
Prospectus Supplement

TABLE OF CONTENTS
Prospectus

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus Supplement, the accompanying Prospectus and the SAI contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this Prospectus Supplement as well as in the accompanying Prospectus. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.
Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus and the SAI are excluded from the safe harbor protection provided by Section 27A of the Securities Act.
Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in our common shares.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary is qualified in its entirety by reference to the more detailed information included elsewhere in this Prospectus Supplement and in the accompanying Prospectus and in the SAI.

The Fund
The Fund is a diversified,
closed-end
management investment company. The Fund’s primary investment objective is to seek to provide current income by investing primarily in a diversified portfolio of U.S. companies’ debt instruments, including Corporate Loans, which are rated in the lower rating categories of the established rating services (Baa or lower by Moody’s or BBB or lower by S&P or unrated debt instruments which are in the judgment of the Advisor of equivalent quality. Debt securities rated below investment grade commonly are referred to as “junk bonds.” As a secondary objective, the Fund will seek to provide capital appreciation. There can be no assurance that the Fund’s investment objectives will be achieved or that the Fund’s investment program will be successful. The Fund’s common shares are listed for trading on the NYSE under the symbol “DSU.”

Investment Advisor
The Fund is a diversified,
closed-end
management investment company. The Fund’s primary investment objective is to seek to provide current income by investing primarily in a diversified portfolio of U.S. companies’ debt instruments, including Corporate Loans, which are rated in the lower rating categories of the established rating services (Baa or lower by Moody’s or BBB or lower by S&P or unrated debt instruments which are in the judgment of the Advisor of equivalent quality. Debt securities rated below investment grade commonly are referred to as “junk bonds.” As a secondary objective, the Fund will seek to provide capital appreciation. There can be no assurance that the Fund’s investment objectives will be achieved or that the Fund’s investment program will be successful. The Fund’s common shares are listed for trading on the NYSE under the symbol “DSU.”

The Offering
The Fund has entered into the Distribution Agreement with the Distributor to provide for distribution of the Fund’s common shares. The Distributor has entered into the
Sub-Placement
Agent Agreement with the
Sub-Placement
Agent with respect to the Fund relating to the common shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the
Sub-Placement
Agent Agreement, the Fund may offer and sell its common shares from time to time through the
Sub-Placement
Agent as
sub-placement
agent for the offer and sale of its common shares. The Fund will compensate the Distributor with respect to sales of common shares at a commission rate of 1.00% of the gross proceeds of the sale of the Fund’s common shares. Out of this commission, the Distributor will compensate the
Sub-Placement
Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Fund’s common shares sold by the
Sub-Placement
Agent.

The provisions of the Investment Company Act generally require that the public offering price of common shares (less any underwriting commissions and discounts) must equal or exceed the net asset value per share of a company’s common shares (calculated within 48 hours of pricing).

Sales of our common shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

Use of Proceeds
We currently anticipate that we will be able to invest all of the net proceeds of any sales of common shares pursuant to this Prospectus Supplement in accordance with our investment objectives and policies as described in the accompanying Prospectus under “The Fund’s Investments” within approximately three months of the receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in short-term, tax-exempt
or taxable investment grade securities or in high quality, short-term money market instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy and may be a return of capital.

SUMMARY OF FUND EXPENSES
The following table and example are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our common shares.

Shareholder Transaction Expenses
Sales load paid by you (as a percentage of offering price) (1)	1.00%
Offering expenses borne by the Fund (as a percentage of offering price) (2)	0.03%
Dividend reinvestment plan fees	$0.02 per share for open-market purchases of common shares	(3)
Dividend reinvestment plan sale transaction fee	$2.50	(3)
Estimated Annual Expenses (as a percentage of net assets attributable to common shares)
Management fees (4)(5)	0.80%
Other Expenses (6)(7)	1.64%
Miscellaneous Other Expenses	0.05%
Interest Expense (8)	1.59%
Total Annual Fund Operating Expenses (7)	2.44%
Fee Waivers and/or Expense Reimbursements (5)	—

Total Annual Fund Operating Expenses after Fee Waivers and/or Expense Reimbursements (5)	2.44%

(1)
Represents the estimated commission with respect to the Fund’s common shares being sold in this offering. There is no guarantee that there will be any sales of the Fund’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales of the Fund’s common shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per share of any such sale may be greater than or less than the price set forth under “Capitalization” below, depending on market price of the Fund’s common shares at the time of any such sale.

(2)
Based on a sales price per share of $9.20, which represents the last reported sales price per share of the Fund’s common shares on the NYSE on December 30, 2022. Assumes all of the common shares being offered by this Prospectus Supplement and the accompanying Prospectus are sold. Represents the initial offering costs incurred by the Fund in connection with this offering, which are estimated to be $125,581. Offering costs generally include, but are not limited to, the preparation, review and filing with the SEC of the Fund’s registration statement, the preparation, review and filing of any associated marketing or similar materials, costs associated with the printing, mailing or other distribution of the Prospectus Supplement and the accompanying Prospectus and/or marketing materials, associated filing fees, NYSE listing fees, and legal and auditing fees associated with the offering.

(3)
Computershare Trust Company, N.A.’s (the “Reinvestment Plan Agent”) fees for the handling of the reinvestment of dividends will be paid by the Fund. However, you will pay a $0.02 per share fee incurred in connection with open-market purchases, which will be deducted from the value of the dividend. You will also be charged a $2.50 sales fee and pay a $0.15 per share fee if you direct the Reinvestment Plan Agent to sell your common shares held in a dividend reinvestment account. Per share fees include any applicable brokerage commissions the Reinvestment Plan Agent is required to pay.

(4)
The Fund currently pays the Advisor a contractual management fee at an annual rate of 0.55% based on an aggregate of (i) the Fund’s average daily Net Assets and (ii) the proceeds of any outstanding debt securities or borrowings used for leverage (together, “average daily Managed Assets”). “Net Assets” means the total assets of the Fund minus the sum of the accrued liabilities. The liquidation preference of any outstanding preferred stock (other than accumulated dividends) is not considered a liability in determining the Fund’s net asset value. The Fund uses leverage in the form of a credit facility, which as of December 30, 2022 amounted to approximately 25.21% of the Fund’s Managed Assets (approximately 33.71% of the Fund’s net assets). “Managed Assets” means the total assets of the Fund minus the sum of the Fund’s accrued liabilities (other than the aggregate indebtedness constituting financial leverage). The Fund’s net assets attributable to common stock are the Fund’s Managed Assets minus the value of the Fund’s assets attributable to indebtedness constituting financial leverage. Thus, when the Fund uses leverage, its net assets attributable to common stock are less than its Managed Assets and its expenses (including the management fee) stated as a percentage of its net assets attributable to common stock are greater than they would be if stated as a percentage of its Managed Assets. This table reflects the fact that you, as a common shareholder, bear the expenses of the Fund’s use of leverage in the form of higher fees as a percentage of the Fund’s net assets attributable to common stock than if the Fund did not use leverage.

(5)
The Fund and the Advisor have entered into a fee waiver agreement (the “Fee Waiver Agreement”), pursuant to which the Advisor has contractually agreed to waive the management fee with respect to any portion of the Fund’s assets attributable to investments in any equity and fixed-income mutual funds and exchange-traded funds managed by the Advisor or its affiliates that have a contractual management fee, through June 30, 2024. In addition, pursuant to the Fee Waiver Agreement, the Advisor has contractually agreed to waive its management fees by the amount of investment advisory fees the Fund pays to the Advisor indirectly through its investment in money market funds managed by the Advisor or its affiliates, through June 30, 2024. The Fee Waiver Agreement may be terminated at any time, without the payment of any penalty, only by the Fund (upon the vote of a majority of the Directors who are not “interested persons” (as defined in the Investment Company Act) of the Fund (the “Independent Directors”)) or a majority of the outstanding voting securities of the Fund), upon 90 days’ written notice by the Fund to the Advisor.

(6)	Other Expenses have been restated to reflect current fees.
(7)
The Total Annual Fund Operating Expenses do not correlate to the ratios of expenses to average net assets given in the Fund’s most recent annual report, which do not include the restatement of Miscellaneous Other Expenses and Interest Expense to reflect current fees.

(8)
Reflects leverage, in the form of a credit facility, in an amount equal to approximately 25.21% of the Fund’s Managed Assets as of December 30, 2022. The interest expense borne by the Fund will vary over time in accordance with the level of the Fund’s use of leverage and variations in market interest rates. Interest expense is required to be treated as an expense of the Fund for accounting purposes.

Example
The following example illustrates the expenses (including the sales load of $10 and offering costs of $0.29) that you would pay on a $1,000 investment in common shares, assuming (i) total net annual expenses of 2.44% of net assets attributable to common shares and (ii) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total expenses incurred	$35	$85	$139	$285
The example should not be considered a representation of future expenses. The example assumes that the estimated “Other Expenses” set forth in the Estimated Annual Expenses table are accurate and that all dividends and distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

USE OF PROCEEDS
Sales of our common shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. There is no guarantee that there will be any sales of our common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of our common shares under this Prospectus Supplement and the accompanying Prospectus may be less than as set forth below in this paragraph. In addition, the price per share of any such sale may be greater or less than the price set forth in this paragraph, depending on the market price of our common shares at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this Prospectus Supplement. Assuming the sale of all of the common shares offered under this Prospectus Supplement and the accompanying Prospectus, at the last reported sale price of $9.20 per share for our common shares on the NYSE as of December 30, 2022, we estimate that the net proceeds of this offering will be approximately $145,602,419 after deducting the estimated sales load and the estimated initial offering expenses payable by the Fund, if any.
The net proceeds from the issuance of common shares hereunder will be invested in accordance with the Fund’s investment objectives and policies as set forth in this Prospectus Supplement and the accompanying Prospectus. We currently anticipate that we will be able to invest all of the net proceeds in accordance with our investment objectives and policies within approximately three months of the receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in short-term, tax-exempt
or taxable investment grade securities or in high quality, short-term money market instruments. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy and may be a return of capital. A return of capital is a return to investors of a portion of their original investment in the Fund. In general terms, a return of capital would involve a situation in which a Fund distribution (or a portion thereof) represents a return of a portion of a shareholder’s investment in the Fund, rather than making a distribution that is funded from the Fund’s earned income or other profits. Although return of capital distributions may not be currently taxable, such distributions would decrease the basis of a shareholder’s shares, and therefore, may increase a shareholder’s tax liability for capital gains upon a sale of shares, even if sold at a loss to the shareholder’s original investments.

CAPITALIZATION
The Fund may offer and sell up to 16,000,000 common shares, $0.10 par value per share, from time to time through the Sub-Placement Agent
as sub-placement agent
under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Fund’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below assumes that the Fund will sell 16,000,000 common shares at a price of $9.20 per share (which represents the last reported sales price per share of the Fund’s common shares on the NYSE on December 30, 2022). Actual sales, if any, of the Fund’s common shares under this Prospectus Supplement and the accompanying Prospectus may be greater or less than $9.20 per share, depending on the market price of the Fund’s common shares at the time of any such sale. The Fund and the Distributor will determine whether any sales of the Fund’s common shares will be authorized on a particular day; the Fund and the Distributor, however, will not authorize sales of the Fund’s common shares if the per share price of the shares is less than the current net asset value per share plus the per share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor may also not authorize sales of the Fund’s common shares on a particular day even if the per share price of the shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Fund common shares will be authorized on a particular day and, if so, in what amounts.
The following table sets forth the Fund’s capitalization (1) on a historical basis as of June 30, 2022 (unaudited); and (2) on a pro forma basis as adjusted to reflect the assumed sale of 16,000,00 common shares at $9.20 per share (the last reported price per share of the Fund’s common shares on the NYSE on December 30, 2022), in an offering under this Prospectus Supplement and the accompanying Prospectus, after deducting the assumed commission of $ $1,472,000 (representing an estimated commission to the Distributor of 1.00% of the gross proceeds of the sale of Fund common shares, out of which the Distributor will compensate the Sub-Placement Agent
at a rate of up to 0.80% of the gross sales proceeds of the sale of the Fund’s common shares sold by the Sub-Placement Agent).

	As of June 30, 2022 (unaudited)	As adjusted for Offering (unaudited)
Common shares	46,610,312	62,610,312
Paid in Capital	$653,139,226	$798,741,645
Undistributed Net Investment Income	$(1,847,767)	$(1,847,767)
Accumulated Loss	$(95,175,038)	$(95,175,038)
Net appreciation/depreciation	$(80,182,140)	$(80,182,140)
Net Assets	$475,934,281	$621,536,700
NAV	$10.21	$9.93

PRICE RANGE OF COMMON SHARES
The following table sets forth, for the quarters indicated, the highest and lowest daily closing prices on the NYSE per common share, and the NAV per common share and the premium to or discount from NAV, on the date of each of the high and low market prices. The table also sets forth the number of common shares traded on the NYSE during the respective quarters.

	NYSE Market Price Per Common Share		NAV per Common Share on Date of Market Price		Premium/ (Discount) on Date of Market Price		Trading
During Quarter Ended	High	Low	High	Low	High	Low	Volume
December 31, 2022	$9.77	$8.80	$10.48	$10.24	(6.77)%	(14.06)%	9,860,686
September 30, 2022	$10.15	$8.83	$10.84	$10.27	(6.37)%	(14.02)%	6,897,776
June 30, 2022	$10.52	$8.59	$11.34	$10.40	(7.23)%	(17.42)%	11,465,492
March 31, 2022	$11.75	$10.06	$11.57	$11.20	1.56%	(10.18)%	11,354,361
December 31, 2021	$12.14	$11.47	$11.61	$11.69	4.57%	(1.88)%	7,344,194
September 30, 2021	$11.73	$10.93	$11.68	$11.65	0.43%	(6.18)%	9,105,172
June 30, 2021	$11.53	$10.86	$11.71	$11.61	(1.54)%	(6.46)%	6,975,149
March 31, 2021	$11.00	$10.37	$11.64	$11.62	(5.50)%	(10.76)%	10,570,729
As of January 12, 2023, the NAV per common share of the Fund was $10.64 and the market price per common share was $9.59, representing a discount to NAV of (9.87)%. Common shares of the Fund have historically traded at both a premium and discount to NAV.
As of December 30, 2022, the Fund had outstanding 46,610,312 common shares.

PLAN OF DISTRIBUTION
Under
the Sub-Placement Agent
Agreement, upon instructions from the Distributor, the
Sub-Placement
Agent will use its reasonable best efforts to sell, as
sub-placement agent,
common shares under the terms and subject to the conditions set forth in the
Sub-Placement
Agent Agreement. The Distributor will instruct the
Sub-Placement
Agent as to the amount of Fund common shares authorized for sale by the Sub-Placement
Agent on any particular day that is a trading day for the exchange on which the Fund’s common shares are listed and primarily trade. The Distributor will also instruct the Sub-Placement Agent
not to sell Fund common shares if the sales cannot be effected at or above a price designated by the Distributor, which price will at least be equal to the Minimum Price and which price, may, in the discretion of the Distributor and the Fund, be above the Minimum Price. The Distributor and the Fund may, in their discretion, determine not to authorize sales of the Fund’s common shares on a particular day even if the per share price of the shares is equal to or greater than the Minimum Price. The Fund and the Distributor will have full discretion regarding whether sales of Fund common shares will be authorized on a particular day and, if so, in what amounts. The Fund, the Distributor or the Sub-Placement Agent
may suspend a previously authorized offering of Fund common shares upon proper notice and subject to other conditions.
The
Sub-Placement
Agent will provide written confirmation to the Distributor following the close of trading on a day on which Fund common shares are sold under the
Sub-Placement
Agent Agreement. Each confirmation will include the number of shares sold, the net proceeds to the Fund and the compensation the
Sub-Placement
Agent is owed in connection with the sales.
The Fund will compensate the Distributor with respect to sales of common shares at a commission rate of 1.00% of the gross proceeds of the sale of the Fund’s common shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent
at a rate of up to 0.80% of the gross sales proceeds of the sale of the Fund’s common shares sold by the Sub-Placement Agent.
There is no guarantee that there will be any sales of the Fund’s common shares pursuant to this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Fund’s common shares under this Prospectus Supplement and the accompanying Prospectus may be greater or less than the most recent market price set forth in this Prospectus Supplement, depending on the market price of the Fund’s common shares at the time of any such sale; provided, however, that sales will not be made at less than the Minimum Price.
Settlements of sales of common shares will occur on the second business day following the date on which any such sales are made, in return for payment of the net proceeds to the Fund.
In connection with the sale of common shares on behalf of the Fund, the Distributor may be deemed to be an underwriter within the meaning of the Securities Act, and the compensation of the Distributor may be deemed to be underwriting commissions or discounts.
The offering of the Fund’s common shares pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all common shares subject thereto or (ii) termination of the Distribution Agreement. The Fund and the Distributor each have the right to terminate the Distribution Agreement in its discretion upon advance notice to the other party.
The Sub-Placement Agent,
its affiliates and their respective employees hold or may hold in the future, directly or indirectly, investment interests in BlackRock, Inc., the parent company of the Distributor, and funds advised by the Advisor and its affiliates. The interests held by employees of the
Sub-Placement Agent
or its affiliates are not attributable to, and no investment discretion is held by, the
Sub-Placement Agent
or its affiliates.
The Fund has agreed to indemnify the Distributor and hold the Distributor harmless against certain liabilities, including certain liabilities under the Securities Act, except for any liability to the Fund or its investors to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by its reckless disregard of its obligations and duties under its agreement with the Fund.

LEGAL MATTERS
Certain legal matters in connection with the common shares will be passed upon for the Fund by Willkie Farr & Gallagher LLP, New York, New York, counsel to the Fund. Willkie Farr & Gallagher LLP may rely as to certain matters of Maryland law on the opinion of Miles & Stockbridge P.C., Baltimore, Maryland.
ADDITIONAL INFORMATION
This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the Investment Company Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the common shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

BLACKROCK DEBT STRATEGIES FUND, INC.
Up to 16,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

January 13, 2023
Until February 7, 2023 (25 days after the date of this Prospectus Supplement), all dealers that buy, sell or trade the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.